[LOGO]

Exhibit 99.1

JLM INDUSTRIES, INC. 8675 Hidden River Parkway Tampa, FL 33637 (NASDAQ NMS: JLMI)

FOR FURTHER INFORMATION, CONTACT:

Ford Pearson

General Counsel

813-632-3300

FOR IMMEDIATE RELEASE

June 24, 2003

JLM INDUSTRIES, INC. RECEIVES

GOING PRIVATE PROPOSAL

TAMPA, FL, June 24, 2003—JLM Industries, Inc. (Nasdaq: JLMI), a leading global marketer and distributor of performance chemicals and plastics, today announced that it has received a proposal from an investor group led by founder John Macdonald and one of JLMI’s principal stockholders Philip Sassower for a going-private transaction.

The proposal contemplates the acquisition of all outstanding shares of common stock of JLMI not already beneficially owned by the investor group at a price of $1.40 per share, which represents a premium of 47% over the closing price of $.95 on May 29, 2003, and a 55% premium over the average closing price of $.90 from January 2, 2003 through May 29, 2003. Members of the investor group and associates already beneficially own approximately 53% of the issued and outstanding common stock of JLMI.

The Board of Directors has formed a Special Committee of independent directors to review the proposed transaction. The Special Committee will be retaining independent legal counsel and expects to retain an independent financial advisor for purposes of assisting it in evaluating the proposed transaction.

The proposed transaction would result in the acquisition of all of the outstanding shares of common stock of JLMI (other than shares owned by Mr. Macdonald, Mr. Sassower and other members of the investor group). The final terms of any transaction will be based on negotiations between the investor group and the Special Committee. This proposal is subject to, among other things, the negotiation of a definitive merger agreement between the investor group and JLMI, the approval of the transaction by the Special Committee, the Board, and JLMI stockholders and the receipt of all necessary regulatory approvals. The investor group proposal is not subject to financing. There can be no assurance that a transaction will be entered into or that the proposed transaction will be consummated.

This press release is not a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission (“SEC”) should this proposed transaction go forward. If such documents are filed with the SEC, investors will be urged to read them because they will contain important information, including risk factors. Any such documents, once filed, will be available, free of charge, at the SEC’s website (www.sec.gov) and from JLMI. If a proxy statement were distributed by JLMI, regarding this transaction, JLMI and certain of its directors and executive officers would be involved in a solicitation of proxies made in connection with the proposed transaction. Information concerning JLMI’s directors and executive officers will be available in documents which would be filed with the SEC.

About JLMI

JLM Industries, Inc. is a leading international marketer and distributor of performance chemicals, olefins, petrochemicals, engineered resins and plastics and is a manufacturer and merchant marketer of phenol and acetone. The Company believes it is one of the largest chemical distributors in North America. The Company’s affiliates are conveniently located around the world to serve its customers on a regional and global basis. Visit the Company’s web site at http://www.JLMI.com to learn more about its worldwide capabilities.

Forward-Looking Statements

Certain statements contained in this press release, including without limitation, statements that are not historical facts and statements containing the words “believes”, “anticipates”, hopes, “intends”, “expects”, and other words of similar import, constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the assumptions used to make the forward-looking statements contained herein are reasonable, such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to differ materially from expectations. Such factors include: the cyclical nature of the worldwide chemical market; the possibility of excess capacity; fluctuations in the cost and availability of raw materials; the political and economic uncertainties associated with international operations; fluctuations of foreign currency exchange; the ability to dispose of various non-core assets and operations; the risks associated with potential acquisitions; the ability to implement other features of the Company’s business strategy; the Company’s ability to maintain continued listing of its securities on the NASDAQ National Market or transfer the listing of its securities to The NASDAQ SmallCap Market; and other factors discussed in the Company’s latest annual report on Form 10-K. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.